Exhibit 99.1

ProMIS Neurosciences Announces Third Quarter 2022 Financial Results and Recent Highlights

-      Closed US$7.4 million private placement

-      Appointed Gail Farfel, Ph.D., as Chief Executive Officer

-      Continued progress toward investigational new drug (IND) submission for PMN310 in Alzheimer’s disease

TORONTO, Ontario and CAMBRIDGE, Massachusetts – November 14, 2022 – ProMIS Neurosciences Inc. (TSX: PMN) (Nasdaq: PMN), a biotechnology company focused on the discovery and development of antibody therapeutics targeting toxic misfolded proteins implicated in the development of neurodegenerative diseases such as Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS) and multiple system atrophy (MSA), today announced its third quarter 2022 financial results and recent highlights.

“We continue to progress our therapeutic antibodies selective for toxic oligomers that are associated with the development and progression of neurodegenerative and other misfolded protein diseases. We are excited that our lead compound, PMN310, is advancing toward clinical stage development. Most notably, we recently closed a $7.4 million private placement, which will be used to advance PMN310 into a first-in-human study. We anticipate enrolling the first subject in the first half of 2023,” said Gail Farfel, Ph.D., Chief Executive Officer of ProMIS Neurosciences. “We believe our novel discovery platform gives us the potential to advance differentiated next-generation products to address urgent unmet medical needs as in ALS and MSA, and we are excited to continue our transition toward a clinical phase biotechnology company.”

Recent Highlights and Anticipated Milestones

Alzheimer’s Disease Program (PMN310)

PMN310, ProMIS’s lead compound, is a novel monoclonal antibody that is highly selective for toxic oligomers of amyloid-beta that are believed to be a major driver of AD.

•	ProMIS completed pilot toxicology, pharmacokinetics (PK) and tissue cross reactivity (TCR) studies and conducted the formal GLP studies to support an IND application to the U.S. Food and Drug Administration (FDA) and anticipate enrollment of the first subject in our Phase 1a trial in the first half of 2023 subject to FDA’s acceptance of the IND.

•	ProMIS completed the first stage of development towards a high concentration formulation that could potentially support subcutaneous dosing as a future step to improve overall convenience and patient compliance.

Other programs

•	Using ProMIS’s discovery platform, the Company generated high-affinity monoclonal antibodies that are selective for the misfolded toxic form of TDP-43. In April 2022, the Company announced that it selected monoclonal antibody PMN267 as the drug candidate for an ALS indication based on its binding profile and activity in cell systems and a mouse model of disease. PMN267 is undergoing humanization in a human IgG1 framework for future clinical testing.

•	ProMIS has selected monoclonal antibody PMN442 as its alpha-synuclein antibody drug candidate. In vivo testing in mouse disease models is ongoing with results expected in the second half of 2022. PMN442 is currently being humanized in a human IgG1 framework for future clinical testing.

•	ProMIS continues to advance its amyloid-beta vaccine program with the aim of developing an AD vaccine containing its oligomer target epitopes conjugated to a carrier protein in formulation with an adjuvant. A vaccination study in a mouse model of AD is ongoing.

Corporate

•	In October 2022, ProMIS executed a securities purchase agreement to sell, through a private investment in public equity (PIPE) financing, 1,383,755 Units of the Company at a price of $5.40 per Unit for aggregate gross proceeds of $7.4 million, before deducting placement agent fees and other offering expenses.

•	In September 2022, the Board of Directors approved the appointment of Gail Farfel, Ph.D., as the Company’s Chief Executive Officer, effective September 19, 2022.

•	The Company’s co-founder and former Chief Executive Officer, Eugene Williams, remains as Chairman of the Board.

Third Quarter Financial Highlights

•	Cash and cash equivalents were $4.0 million as of September 30, 2022, compared to $17.0 million as of December 31, 2021. Net proceeds from the October 2022 financing were $6.4 million.

•	Research and development expenses were $4.6 million for the third quarter ended September 30, 2022, compared to $0.8 million for the same period in 2021. The increase is primarily attributable to increased spending on the PMN310 program.

•	General and Administrative expenses were $1.4 million for the third quarter ended September 30, 2022, compared to $1.3 million for the same period in 2021.

•	Net loss was $6.0 million for the third quarter ended September 30, 2022, compared to $1.2 million for the same period in 2021.

About ProMIS Neurosciences Inc.

ProMIS Neurosciences Inc. is a development stage biotechnology company focused on discovering and developing antibody therapeutics selectively targeting toxic oligomers implicated in the development and progression of neurodegenerative diseases, in particular Alzheimer’s disease (AD), amyotrophic lateral sclerosis (ALS) and multiple system atrophy (MSA). The Company’s proprietary target discovery engine is based on the use of two complementary techniques. The Company applies its thermodynamic, computational discovery platform - ProMIS™ and Collective Coordinates - to predict novel targets known as Disease Specific Epitopes on the molecular surface of misfolded proteins. Using this unique approach, the Company is developing novel antibody therapeutics for AD, ALS and MSA. ProMIS has offices in Toronto, Ontario and Cambridge, Massachusetts. ProMIS is listed on Nasdaq and the Toronto Stock Exchange under the symbol PMN.

Forward-Looking Statements

Neither the TSX nor Nasdaq has reviewed and neither accepts responsibility for the adequacy or accuracy of this release. Certain information in this news release constitutes forward-looking statements and forward-looking information (collectively, “forward-looking information”) within the meaning of applicable securities laws. In some cases, but not necessarily in all cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Specifically, this news release contains forward-looking information relating to targeting of toxic misfolded proteins that may directly address fundamental AD pathology (including that toxic oligomers of amyloid-beta are a major driver of AD) and have greater therapeutic potential due to reduction of off-target activity, the initiation of the Company’s first-in-human study in 2023, ProMIS’ pipeline, the use of net proceeds of the PIPE, management’s belief that its patented platform technology has created an antibody candidate specific to toxic misfolded oligomers known to be present in Alzheimer’s disease, which may have greater therapeutic potential due to off-target activity, management’s anticipated timing of enrollment of the first subject in our Phase 1a trial in the first half of 2023, the progression of earlier stage antibody candidates for ALS (PMN267) and MSA (PMN442). Statements containing forward-looking information are not historical facts but instead represent management's current expectations, estimates and projections regarding the future of our business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by the Company as of the date of this news release, are subject to known and unknown risks, uncertainties and assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information. Important factors that could cause actual results to differ materially from those indicated in the forward-looking information include, among others, the factors discussed throughout the “Risk Factors” section of the Company's most recently filed annual information form available on www.SEDAR.com, and in Item 1A of each of its Form 10 Registration Statement and its Quarterly Report on Form 10-Q for the quarters ended June 30, 2022 and September 30, 2022, each as filed with the Securities and Exchange Commission. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

PROMIS NEUROSCIENCES INC.

Condensed Consolidated Balance Sheets

(in US dollars, unless otherwise indicated)

(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash	$3,920,742	$16,943,905
Short-term investments	30,539	33,248
Prepaid expenses and other current assets	1,407,864	737,316
Total current assets	5,359,145	17,714,469
Property and equipment, net	788	4,671
Intangible assets, net	21,732	27,614
Total assets	$5,381,665	$17,746,754
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,794,807	$408,981
Accrued liabilities	1,303,908	520,093
Total current liabilities	3,098,715	929,074
Convertible debt, net of issuance costs and debt discount	—	3,906,057
Derivative liability	—	5,379,878
Warrant liability	1,553,186	1,871,687
Total liabilities	4,651,901	12,086,696

Commitments and contingencies (Note 13)
Shareholders’ equity:
Series 1 Convertible Preferred Shares, no par value, 70,000,000 shares authorized, 70,000,000 and 0 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Common Shares, no par value, unlimited s hares authorized, 7,195,529 shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	73,988,039	68,039,178
Accumulated other comprehensive loss	(270,316)	(187,919)
Accumulated deficit	(72,987,959)	(62,191,201)
Total shareholders’ equity	729,764	5,660,058
Total liabilities and shareholders’ equity	$5,381,665	$17,746,754

PROMIS NEUROSCIENCES INC.

Condensed Consolidated Statements of Operations and

Comprehensive Loss (expressed in US dollars, except share and per share amounts)

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$4,570,562	$805,392	$9,702,978	$1,779,285
General and administrative	1,483,573	1,265,486	5,154,324	1,964,978
Total operating expenses	6,054,135	2,070,878	14,857,302	3,744,263
Loss from operations	(6,054,135)	(2,070,878)	(14,857,302)	(3,744,263)

Other income (expense):
Interest expense, net	—	(140,912)	(282,064)	(276,317)
Change in fair value of financial instruments	61,407	997,095	2,972,272	(3,526,590)
Gain on extinguishment of convertible debt and derivative liability	—	—	1,307,421	—
Other income/(expense)	35,853	4,052	62,915	1,673
Total other income (expense), net	97,260	860,235	4,060,544	(3,801,234)

Net loss	(5,956,875)	(1,210,643)	(10,796,758)	(7,545,497)
Other comprehensive gain/(loss):
Gain/(loss) on foreign currency translation	(131,874)	42,659	(82,397)	(102,558)
Comprehensive loss	$(6,088,749)	$(1,167,984)	$(10,879,155)	$(7,648,055)
Net loss per Common Share, basic and diluted	$(0.85)	$(0.20)	$(1.51)	$(1.44)
Weighted-average Common Shares, basic and diluted	7,195,529	5,919,485	7,195,529	5,310,483

For further information:

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For media inquiries, please contact:

Shanti Skiffington

shanti.skiffington@promisneurosciences.com

Tel. 617 921-0808

For Investor Relations, please contact:

Stern Investor Relations

Suzanne Messere, Managing Director

suzanne.messere@sternir.com

Tel. 212 698-8801